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                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement of Allmerica Select Separate Account III of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 2, 1999, except for paragraph 2 of Note 12, which is as of March 19, 1999, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 26, 1999, relating to the financial statements of Allmerica Select Separate Account III of Allmerica
Financial Life Insurance and Annuity Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 1999